Exhibit 3a

Form of Note

NEITHER THIS UNSECURED CONVERTIBLE PROMISSORY NOTE NOR THE UNDERLYING SECURITIES ISSUABLE HEREUNDER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED NOR UNDER APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO OR IN CONNECTION WITH THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

ADVANCED PREDICTIVE ANALYTICS HOLDINGS, INC. (APAI)

FIVE-YEAR UNSECURED CONVERTIBLE 8% CUMULATIVE PROMISSORY NOTE

Date: ____________________

Amount: __________________

FOR VALUE RECEIVED, Advanced Predictive Analytics Holdings, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of ____________________, an individual residing at ____________________________ (the “Holder”), the principal amount of ____________________ US Dollars ($_______) (the “Issue Price”) together with accrued interest on the unpaid amount thereof in accordance with the terms hereof, from the date hereof until paid in full or converted in accordance with the terms of this Unsecured Convertible Promissory Note (this “Note”). (See Addendum A for remittance instructions to the Company.)

1.           Maturity. Unless converted as provided in Section 2 below, principal and any accrued but unpaid interest under this Note shall be due and payable upon the written demand of the Holder at any time after ___________, 2020 (the “Maturity Date”). Simple interest on this Note will accrue at the rate of eight percent (8%). Notwithstanding the foregoing, the entire unpaid principal sum of the Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon (i) the commission of any act of bankruptcy by the Company, (ii) the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, (iii) the appointment of a receiver or trustee to take possession of the property or assets of the Company, or (iv) the material breach of the Company by any representation or warranty or any covenant contained herein.

2.           Conversion.

a.          At Holder’s Option. The Holder may demand that the entire principal amount of and accrued interest on this Note be converted into shares of the Company’s common stock (“Shares”) at any time up to the Maturity Date. The number of Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount of this Note plus accrued interest by (ii) $10.00 per share (“Price”), rounded down to the nearest whole share, with Price adjusted pro rata for any stock splits or stock combinations that may occur prior to conversion.

b.          Mechanics and Effect of Conversion. No fractional Shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest. (See Addendum B for Notice of Conversion form.)

c.          Registration Rights. All shares of Common Stock issued on conversion of the Convertible Promissory Notes will be included in the first Registration Statement filed by the Company. In the event a registration statement is not filed, and if Investors holding more than 50% of the outstanding shares of Common Stock issued on conversion of the Convertible Promissory Notes request that the Company file a Registration Statement, the Company will use its best efforts to cause such shares to be registered. The Company shall have the right to delay such registration under certain circumstances for one period not in excess of ninety (90) days in any twelve (12) month period.

The Company shall not be obligated to effect more than two (2) registrations under these demand right provisions, and shall not be obligated to effect a registration (i) during the one hundred eighty (180) day period commencing with the date of the Company’s initial public offering, or (ii) if it delivers notice to the holders of the Registrable Securities within thirty (30) days of any registration request of its intent to file a registration statement for such initial public offering within ninety (90) days.

d.          Payment of Principal and Interest. Upon conversion of a portion of this Note into Shares, any principal and accrued interest that is not converted into Shares under Section 2.a above shall be paid to the Holder on the Maturity Date. All payments by the Company under this Note shall be made without set-off or counterclaim and be without any deduction or withholding for any taxes or fees of any nature, unless the obligation to make such deduction or withholding is imposed by law.

3.           Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time-to-time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder shall be applied to the principal. This Note may not be prepaid unless approved by the Holder of this Note.

4.           Reservation of Common Stock. The Company shall at all times from and after this date reserve and keep available out of its authorized but unissued shares of Common Stock or is treasury shares, or otherwise, solely for the purpose of issuance upon the Conversion Date, such number of shares of Common Stock as shall then be issuable upon conversion of this Note. The Company covenants that all shares of Common Stock which shall be issuable shall, when issued be duly and validly issued, fully paid and non-assessable.

5.           Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, hypothecate, or otherwise transfer this Note without the prior written consent of the Company, and consent of the Company is subject to the Holder satisfying to the Company that such Transferee is an Accredited Investor and the intended transfer is exempt from registration. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the outstanding principal and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

6.           Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed, and interpreted in accordance with Federal Securities Laws and the internal laws of the State of Nevada, without giving effect to principles of conflicts of law.

7.           Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the US mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature page or as subsequently modified by written notice.

8.           Stockholders, Officers, and Directors Not Liable. In no event shall any stockholder, officer, or director of the Company be liable for any amounts due or payable pursuant to this Note.

9.           Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

10.         Action to Collect on Note. If action is instituted to collect on this Note, the Company will pay all costs and expenses, including reasonable attorney fees, incurred in connection with such action.

11.         Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft, or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

12.         Waivers. No waiver of any obligation of the Company under this Note shall be effective unless it is in a writing signed by the Lender. A waiver by the Holder of any right or remedy under this Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

13.         Presentment, etc. The Company hereby expressly waives presentment, demand and protest, notice of demand, dishonor, and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default, or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers, or modifications that may be granted or consented to by the Holder hereof with respect to the time of payment or any other provision hereof.

14.         Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience and reference only and do not constitute a part of this Agreement.

15.         Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

ADVANCED PREDICTIVE ANALYTICS HOLDINGS, INC. (APAI)

By:	Date:
George Pursglove, Chairman and CEO

ADDENDUM A:

INSTRUCTIONS FOR PAYMENT OF FUNDS TO THE COMPANY

If by check:

Please deliver a check (bearing subscriber’s name) payable to Advanced Predictive Analytics Holdings, Inc. in the amount of your total subscription to:

Advanced Predictive Analytics Holdings, Inc. (APAI)

3405 Colony Plaza

Newport Beach, California 92660

Attn: George Pursglove (954.803.5191)

If by wire:

Please wire funds to the bank’s agent in the amount of your total subscription following these instructions:

Pacific Enterprise Bank

17748 Sky Park Cir #100

Irvine, California 92614

Attn: Paulette Silva

Account Name:	Advanced Predictive Analytics Holdings, Inc.
Account #:	2000007191
ABA Routing #:	122244595
Phone:	949.623.7600

ADDENDUM B:

NOTICE OF CONVERSION

OF

UNSECURED CONVERTIBLE 8% CUMULATIVE PROMISSORY NOTE

The undersigned “Note Holder” is the “Payee” under that certain Convertible 8% Cumulative Promissory Note (the “Note”) described as follows:

Maker:	Advanced Predictive Analytics Holdings, Inc. (APAI)
Date of Note:
Note Due Date:
Current Outstanding Note Principal:

The Note Holder understands the risks involved in acquiring shares of Advanced Predictive Analytics Holdings, Inc. (APAI) common stock.

The Note Holder hereby elects to convert the outstanding principle amount of the Note into shares of Advanced Predictive Analytics Holdings, Inc. (APAI) common stock as follows:

Principal Amount to be Converted:	$____________________________
Conversion Price per Share:	$2.70
Number of Shares to be Issued:	_______________________________

The Note Holder understands that the shares to be issued in the conversion will be registered in accordance with Section 2(c) of the above Five-Year Unsecured Convertible 8% Cumulative Promissory Note to which this is an addendum.

Dated: _______________________

Note Holder:

Print Name	Signature

Address:

DO NOT SIGN THIS FORM UNTIL YOU ARE READY TO CONVERT THIS NOTE INTO SHARES OF COMMON STOCK